EXHIBIT (a)(1)(G)

U.S. TRUST

IMMEDIATE ATTENTION REQUIRED

October 13, 2004

Re: HCA 401(k) Plan

Dear Plan Participant:

      HCA Inc. (the “Company”) has initiated an offer (the “Offer”) to purchase up to 61,000,000 shares of the Company’s common stock at a price of not greater than $41.00 nor less than $35.00 per share. The Company is making this Offer to all shareholders and wishes to extend this Offer to participants in the Company’s 401(k) Plan who invest a portion of their account in the Company’s common stock through the HCA Stock Fund.

      If a portion of your account is invested in the Company’s common stock through the HCA Stock Fund, you have the right to tender (that is, offer to sell to the Company) some or all of your HCA Stock Fund balance by tendering the corresponding equivalent shares of the Company’s common stock (the “Equivalent Shares”), in accordance with the enclosed documents. The number of Equivalent Shares you own is calculated by dividing the market value of your HCA Stock Fund balance by the New York Stock Exchange closing price of the Company’s common stock on a particular day.

      To exercise this right, you must complete the enclosed Instruction Form and return it to U. S. Trust Company, N.A., an independent fiduciary of the 401(k) Plan (“U. S. Trust”), by 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 5, 2004, unless the Offer is extended by the Company.

      If your tender is accepted, proceeds from the sale will be deposited into your 401(k) Plan account and invested in the Plan’s Interest Income Fund unless and until you reallocate the proceeds based on your personal investment strategy.

Your Tender Decision

      The decision whether to tender some or all of your Equivalent Shares is yours alone, and neither U.S. Trust nor the Company is recommending that you tender or refrain from tendering your Equivalent Shares. In making your decision, you should consider your personal investment and retirement goals and whether the total return on your 401(k) Plan investments is likely to be greater by retaining your Equivalent Shares or by tendering Equivalent Shares and reinvesting the sale proceeds (if the tender is accepted). On one hand, by selling a portion of your Equivalent Shares, you may give up some value if the Company’s stock appreciates faster than the alternative funds in which you invest the tender proceeds. On the other hand, the Offer provides you with an opportunity to diversify your holdings in the Company’s stock at a price potentially above the current trading price.

Important Documents Enclosed

      Enclosed are Offer documents and an Instruction Form that require your immediate attention. The “Letter To Participants in the HCA 401(k) Plan” summarizes the Offer, your rights under the 401(k) Plan and the procedures for completing the Instruction Form. You should also review the more detailed explanation of the transaction provided in the other tender offer materials enclosed with this letter, including the Offer to Purchase and the related Letter of Transmittal. It is important that you read the enclosed documents carefully before you make a decision whether or not to tender any of your Equivalent Shares.

Important Dates and Times

October 13, 2004	HCA initiates offer to shareholders

5:00 p.m., NYC Time, November 5, 2004	Deadline to return your Instruction Form if you wish to tender your Equivalent Shares (unless the Offer is extended)

Midnight, NYC Time, November 10, 2004	The Offer and your withdrawal rights expire (unless the Offer is extended)

      Note: If you choose to tender some or all of your Equivalent Shares, your ability to sell your interest in the HCA Stock Fund in respect of those Equivalent Shares, and your rights to receive loans or distributions relating to that portion of your interest in the HCA Stock Fund, will be restricted for a short time beginning on the day prior to the expiration of the Offer. The enclosed “Letter to Participants in the HCA 401(k) Plan” explains these restrictions, and we urge you to read it carefully before making any decision.

Deadline

      To tender any of your Equivalent Shares, you must return the enclosed Instruction Form to U. S. Trust so that it is received by U. S. Trust no later than 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 5, 2004, unless the Offer is extended by the Company. This deadline is necessary for U.S. Trust to have sufficient time to process your completed Instruction Form before the offer expires. The Offer itself is scheduled to expire at 12:00 midnight, New York City Time, on Wednesday, November 10, 2004, unless extended by the Company.

      If you do not wish to tender any of your Equivalent Shares, you do not need to take any action. However, unless you direct U. S. Trust on the enclosed Instruction Form, NONE of your Equivalent Shares will be tendered.

Confidentiality

      Your tender instructions to U. S. Trust are strictly confidential. U. S. Trust will not disclose whether you tendered any portion of your Equivalent Shares unless required to do so by law. You should feel free to tender or not tender, as you think best.

Questions?

      LifeTimes Connection will not be able to answer your questions regarding this tender offer. If you have any questions or comments concerning the procedure for completing or returning your tender offer Instruction Form, please contact U. S. Trust at 1-800-535-3093, between the hours of 11:30 a.m. and 7:30 p.m., New York City Time, Monday through Friday. Your telephone call or other communication will be kept confidential.

Sincerely,

U. S. TRUST COMPANY, N.A.
Independent Fiduciary for the HCA 401(k) Plan

2

Offer to Purchase for Cash

Up to 61,000,000 Shares of its Common Stock
at a Purchase Price not greater than $41.00
nor less than $35.00 per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 10, 2004, UNLESS THE OFFER IS EXTENDED

To Participants in the HCA 401(k) Plan:

      HCA Inc. (the “Company”) has announced an offer to purchase for cash up to 61,000,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its common stock, $0.01 par value per share (the “Shares”), at a price not greater than $41.00 nor less than $35.00 per Share, net to the seller in cash, without interest (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.

      As a participant in the HCA 401(k) Plan (the “401(k) Plan”), a portion of your 401(k) Plan account may be invested in the Company’s common stock through the HCA Stock Fund. In accordance with this Offer, you may tender (in other words, offer to sell to the Company) some or all of your HCA Stock Fund balance by tendering the corresponding equivalent shares of the Company’s common stock (the “Equivalent Shares”).

      The number of Equivalent Shares you own can be determined by dividing the market value of your HCA Stock Fund balance by the New York Stock Exchange closing price of the Company’s common stock on a particular day. You may determine the number of Equivalent Shares in your 401(k) Plan account from time to time either through the Internet at www.hcabenefits.com or by calling LifeTimes Connection at (800) 566-4114. Please note that the number of Equivalent Shares credited to your 401(k) Plan account may change prior to the expiration of the Offer period as a result of additional 401(k) and matching contributions being made, as well as by any investment changes you may make.

      If you do not wish to tender any portion of your Equivalent Shares, you do not need to take any action. If you would like to tender some or all of your Equivalent Shares in response to the Offer, you must complete the Instruction Form included with this document and return it to U.S. Trust Company, N.A., the independent fiduciary of the 401(k) Plan charged with supervising the Offer process (“U.S. Trust”), at the address or fax number provided below so that U.S. Trust receives it no later than 5:00 p.m., New York City time, on Friday, November 5, 2004, unless the Offer is extended by the Company.

      The Offer. The Company will select the lowest purchase price (the “Purchase Price”) that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 61,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn pursuant to the Offer. The Company will pay the same Purchase Price for all Shares purchased in the Offer. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased, subject to the conditions of the Offer and the “odd lot,” proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 61,000,000 Shares pursuant to the Offer, subject to compliance with applicable law.

      Providing Tender Instructions. In order to tender any portion of your Equivalent Shares, you must return the enclosed Instruction Form to U.S. Trust at the address or fax number provided so that it is received no later than 5:00 p.m., New York City time, on Friday, November 5, 2004. U.S. Trust will work with the Tabulation Agent for the Offer to collect and tabulate all Instruction Forms received for 401(k) Plan participants. Based on the properly completed Instruction Forms received by the deadline, all participant instructions will be combined and submitted in one or more Letters of Transmittal, as necessary, on behalf of all 401(k) Plan participants who timely elected to tender a portion of their Equivalent Shares.

      Because the terms and conditions of the Letter of Transmittal will govern the tender of Equivalent Shares held in accounts under the 401(k) Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender Equivalent Shares that are held in your 401(k) Plan account. You must use the attached Instruction Form to properly tender Equivalent Shares that are held in your 401(k) Plan account. If you hold Shares outside of the 401(k) Plan and wish to tender those Shares as well as Equivalent Shares held in your 401(k) Plan account, you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your Shares outside of the 401(k) Plan, and submit an Instruction Form for Equivalent Shares you hold in your 401(k) Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the Offer.

      Please note the following:

1. If U.S. Trust has not received your Instruction Form at least three business days before the expiration of the Offer, U.S. Trust will not tender any Equivalent Shares held in your 401(k) Plan account. The Offer, withdrawal rights and proration period will expire at 12:00 Midnight, New York City time, on Wednesday, November 10, 2004, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, your Instruction Form must be received by U.S. Trust no later than 5:00 p.m., New York City time, on Friday, November 5, 2004, unless the Offer is extended by the Company.

2. If you want to tender Equivalent Shares from your 401(k) Plan account, you must specify on the Instruction Form what percentage of your HCA Stock Fund balance and the corresponding Equivalent Shares you wish to tender and at what price you want to tender such Equivalent Shares.

3. Equivalent Shares held in your 401(k) Plan account may be tendered at prices not greater than $41.00 nor less than $35.00 per Share. However, the 401(k) Plan is prohibited by law from selling Equivalent Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you elect to tender Equivalent Shares at a price that is lower than the closing price of the Company’s common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in the selected percentage of your Equivalent Shares not being purchased in the Offer. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Equivalent Shares will be tendered and your tender will be deemed to have been withdrawn.

4. The Offer is for up to 61,000,000 Shares, constituting approximately 12.6% of the outstanding Shares of the Company as of September 30, 2004. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions described in the Offer to Purchase, including the refinancing of our existing credit facility and obtaining the necessary financing for the Offer pursuant to the terms and conditions contained in the Commitment Letters (as defined in the Offer to Purchase) and on terms satisfactory to the Company.

5. The Company’s Board of Directors has approved the making of the Offer. However, neither the Company nor the Company’s Board of Directors nor U.S. Trust is making any recommendation whether you should tender or refrain from tendering your Equivalent Shares or at what purchase price you should choose to tender your Equivalent Shares. You must make your own decision as to whether to tender your Equivalent Shares and, if so, how many Equivalent Shares to tender and the price or prices at which you will tender them. The Company’s directors and executive officers have informed the Company that they do not intend to tender Shares pursuant to the Offer.

6. Tendering participants will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their Equivalent Shares. Tendering participants will not be obligated to pay any stock transfer taxes on the transfer of Equivalent Shares pursuant to the Offer.

7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct U.S. Trust to tender the Equivalent Shares held in your 401(k) Plan account, and you subsequently decide to change your instructions or withdraw your tender of Equivalent Shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by U.S. Trust, on or before 5:00 p.m., New York City time, on Friday, November 5, 2004, three business days before the expiration of the Offer, unless the offer is extended. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Wednesday, November 10, 2004. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender Equivalent Shares will be deemed canceled. If your new Instruction Form directed U.S. Trust to withdraw from tender the Equivalent Shares held in your 401(k) Plan account, you may later re-tender those Equivalent Shares by submitting a new Instruction Form so long as it is received by U.S. Trust on or before three business days before the expiration of the Offer.

8. Contributions to the HCA Stock Fund may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO DIRECT THE TENDER OF ALL OR A PORTION OF THEIR EQUIVALENT SHARES WILL NOT BE ABLE TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, AT ANY TIME FROM THE BEGINNING OF THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE OF THE OFFER (i.e., NOVEMBER 9, 2004, UNLESS THE OFFER IS EXTENDED) UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE THE COMPANY GIVES ORAL OR WRITTEN NOTICE TO THE DEPOSITARY OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE OFFER.

PARTICIPANTS WHOSE TENDER OFFER IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES, UNTIL THE 401(k) PLAN RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE TENDERED PORTION OF THE EQUIVALENT SHARES INTO THE HCA INTEREST INCOME FUND.

YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.

PARTICIPANTS WHO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THEIR EQUIVALENT SHARES WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THEIR EQUIVALENT SHARES.

PARTICIPANTS WHO DO NOT SUBMIT A TENDER OFFER FOR ANY PORTION OF THEIR EQUIVALENT SHARES WILL NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.

9. If you tender Equivalent Shares and such shares are accepted, the tender proceeds will be deposited into your 401(k) Plan account and invested in the 401(k) Plan’s Interest Income Fund unless and until you allocate the proceeds among the various investment funds under the 401(k) Plan according to your personal investment strategy.

10. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of Equivalent Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from the 401(k) Plan may be adversely affected by a tender and sale of Equivalent Shares within the 401(k) Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including shares of the Company’s stock that have increased in value from the price at which they were acquired by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell those shares. When the shares of the

Company’s stock are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the 401(k) Plan and which may be a higher rate for certain participants. If Equivalent Shares credited to your individual 401(k) Plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the shares of the Company’s stock purchased by the Company in the Offer (unless you elect to reinvest in the HCA Stock Fund within 90 days after the purchase). You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.

      Unless you direct U.S. Trust on the attached Instruction Form to tender the Equivalent Shares held in your 401(k) Plan account, no Equivalent Shares will be tendered.

      If you wish to tender your Equivalent Shares, complete the Instruction Form and return it to U.S. Trust at one of the addresses or the fax number listed below:

U.S. Trust

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
U.S. Trust c/o Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	(312) 601-6700 For Confirmation Only Telephone: (888) 277-8364	U.S. Trust c/o Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

HCA 401(k) Plan

INSTRUCTION FORM

      Computershare to affix label with

participant’s name, address, account number
and Equivalent Shares

STEP 1

Indicate a percentage (from 1% to 100%):

      I wish to tender _______________% of my HCA Stock Fund balance and the corresponding Equivalent Shares held in my HCA 401(k) Plan account.

STEP 2

Check one Option below. If you choose Option B, you must also check a box to indicate your tender price.

☐ Option A*	☐ Option B*

Check this Option if you want to maximize the chance of having the Company accept for purchase all of the percentage of your Equivalent Shares shown in Step 1(subject to the possibility of proration).

Accordingly, by checking this box, you are tendering the percentage of your Equivalent Shares shown in Step 1 and are willing to accept the purchase price determined by the Company in accordance with the terms of the Offer. You understand that this action could result in receiving a price per Equivalent Share as low as $35.00.	By checking one of the boxes below, you are tendering the percentage of your Equivalent Shares shown in Step 1 at the price checked. You are also indicating that you understand this action could result in none of your Equivalent Shares being purchased if the purchase price determined by the Company is less than the price checked below. You may only check one of the boxes below.

Price (in Dollars) Per Equivalent Share
Tender price is not to be less than $35.00 or exceed $41.00.

☐  $35.00   ☐ $36.25   ☐ $37.50   ☐ $38.75   ☐ $40.00

☐  $35.25   ☐ $36.50   ☐ $37.75   ☐ $39.00   ☐ $40.25

☐  $35.50   ☐ $36.75   ☐ $38.00   ☐ $39.25   ☐ $40.50

☐  $35.75   ☐ $37.00   ☐ $38.25   ☐ $39.50   ☐ $40.75

☐ $36.00 ☐ $37.25 ☐ $38.50 ☐ $39.75 ☐ $41.00

* Please note that the 401(k) Plan is prohibited by law from selling Equivalent Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you elect to tender Equivalent Shares at a price that is lower than the closing price of the Company’s common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in the selected percentage of your Equivalent Shares not being purchased in the Offer. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Equivalent Shares will be tendered and your tender will be deemed to have been withdrawn.

STEP 3

Sign this form and provide the following information.

Participant Signature	Date

Social Security Number	Daytime Telephone Number

      The method of delivery of this document is at the option and risk of the tendering participant.

In all cases, sufficient time should be allowed to assure timely delivery.